                              CONTRACT INFORMATION

         Each Certificate will be issued with the following information.

First Insured                 [John Doe]                         Certificate Number                [NV-12345678]

Issue Age/Sex                 [65 ] [Male]                       Contract Date                     [January 1, 1999]

Rating Class                  [Standard] [Non-Tobacco]


Second Insured                [Jane Doe]                         Initial Death Benefit             [$60,252.00]

Issue Age/Sex                 [65] [Female]                      Initial Payment                   [$30,000.00]

Rating Class                  [Standard] [Non-Tobacco]           Initial Fixed Account
                                                                 Guaranteed Interest Rate          [4.00%]





Additional Agreements

[Last Survivor Death Benefit Agreement]

                    LIBERTY LIFE ASSURANCE COMPANY OF BOSTON

LAST SURVIVOR     This is a Joint and Last Survivor Benefit Agreement which
DEATH BENEFIT     modifies coverage under this Group Contract. If this Agreement
AGREEMENT         is made part of the Group Contract, coverage is extended to two Insureds under each Certificate. The Insured individuals are those named in the application for each Certificate. The
                  Death Benefit under the certificate covered by this Agreement is payable if the surviving Insured dies before the Maturity
                  Date and while coverage is in force under a certificate to which this Agreement is attached. The surviving Insured is the Insured who is living upon the death of the other Insured. No
                  Death Benefit is payable upon the death of the first Insured to die.

                  This Agreement amends the following provisions of the Group
                  Contract:

                  DEFINITIONS
                  The Attained Age is an Insured's age on his or her last birthday.

                  THE BENEFIT
                  In determining the Death Benefit, the applicable percentage of the Account Value is based upon the Attained Age of the younger Insured.

                  GUARANTEED DEATH BENEFIT

                  The Guaranteed Death Benefit will be in effect until the date shown in the table below:

                  YOUNGER INSURED'S ISSUE AGE           EXPIRY DATE OF GUARANTEED DEATH BENEFIT
                         0-39                               25 Years from the Contract Date
                         40-59                              15 Years from the Contract Date
                         60-85                              10 Years from the Contract Date

                  MATURITY BENEFIT
                  The Maturity Date provision will be based upon the Attained Age of the younger Insured.

                  REINSTATEMENT
                  The Owner may reinstate coverage under the Certificate subject to the Reinstatement provision provided that: both Insureds are alive; or one Insured is alive and the termination of coverage without value occurred after the death of the first Insured.

                  MISSTATEMENT OF AGE OR SEX, ASSIGNMENT
                  The Misstatement of Age or Sex and Assignment provisions apply to either Insured.

                  OWNER
                  During the lifetime of both Insureds, the rights and privileges stated in a Certificate may be exercised only by the Owner.

                  BENEFICIARY
                  The Beneficiary is as named in the application on the Contract Date of a Certificate, and may be changed from time to time. The interest of any Beneficiary who dies before the surviving Insured will terminate at the death of that Beneficiary.

                  If no Beneficiary designation is in effect at the surviving Insured's death, or if there is no designated Beneficiary then living, the Owner will be the Beneficiary. However, if the surviving

                  Insured was the Owner, the executors or administrators of the Insured's estate will be the Beneficiary.

                  CHANGE OF OWNERSHIP OR BENEFICIARY
                  The Owner may change the Owner or any Beneficiary by Written Request during the lifetime of either Insured. The change will take effect as of the date the request is signed after We acknowledge receipt in writing, whether or not the Owner or an Insured are living at the time of acknowledgment. The change will be subject to any assignment, and to any payment made or action taken by Us before acknowledgment.

                  INCONTESTABILITY AFTER TWO YEARS
                  The Incontestability After Two Years provision of the Certificate applies to both Insureds.

                  Before the end of the second year from the Contract Date of a Certificate, We will send a notice to the Owner requesting notification of the death of any Insured. Failure to notify Us of the death of either Insured will not avoid a contest of the Group Contract.

                  SUICIDE WITHIN TWO YEARS
                  The Suicide Within Two Years provision of the Certificate applies to either Insured.

                  COST OF INSURANCE RATE
                  The Cost of Insurance Rate is based on the Attained Age, sex and rating classification of both Insureds. Pages 21 and page 22 of the Group Contract, which contain the Guaranteed Monthly Maximum Cost of Insurance Rates, are hereby deleted and replaced with the following:

                  The Guaranteed Monthly Maximum Cost of Insurance Rates are based on the exact age and rating class of each Insured using the Frasier Method and the 1980 Commissioners Standard Ordinary Mortality Table, age last birthday, or a smoker/non-smoker basis.

                  Each Certificate will be issued with a page showing the Guaranteed Monthly Maximum Cost of Insurance Rates for the specific age combination of the Insureds.

                  ACCELERATED DEATH BENEFIT
                  After the death of the first Insured, the Death Benefit may be accelerated, subject to the conditions of the Accelerated Death Benefit provision.

                  PAYMENT OF PROCEEDS
                  The Proceeds of a Certificate issued under the Group Contract will be subject first to the interest of an assignee, to whom payment will be made in one sum. We will pay any remaining Proceeds to the Owner before the surviving Insured's death, and to the Beneficiary after the surviving Insured's death.

                  Payment to the Beneficiary will be made only if We receive proof, satisfactory to Us, of the death of both Insureds. Unless otherwise provided, payment will be made in equal shares to those Beneficiaries entitled to receive the Proceeds.

                  TERMINATION OF AN INSURED'S COVERAGE
                  Coverage under this Agreement will terminate when one of the following events occur:
                  -    the surviving Insured dies;
                  -    an Insured's coverage matures;
                  -    the date an Insured's coverage ends without value;
                  - the date an Insured's coverage is surrendered for its Surrender Value; or
                  - the date the Group Contract terminates or is discontinued, except as provided in the

                       Continuation of Insureds' Coverage After Discontinuance provision.

                  THIS AGREEMENT AND THE CONTRACT
                  This Agreement is made a part of the Group Contract if We have listed it on the Contract Information page.


                  EFFECTIVE DATE OF COVERAGE
                  Coverage under this Agreement takes effect on the Contract Date of the Certificate shown on the Contract Information page of a Certificate.



                                                   /s/ EDWARD F. KELLY

                                                   PRESIDENT

           TABLE OF GUARANTEED MONTHLY MAXIMUM COST OF INSURANCE RATES
                   PER $1,000 OF INSURANCE NET AMOUNT OF RISK

                 [MALE] [STANDARD] [NON-TOBACCO] ISSUE AGE [ 65]
                [FEMALE] [STANDARD] [NON-TOBACCO] ISSUE AGE [65]

         ATTAINED      MONTHLY COST OF     ATTAINED       MONTHLY COST OF       ATTAINED      MONTHLY COST OF
           AGE          INSURANCE RATE        AGE          INSURANCE RATE          AGE         INSURANCE RATE
           [0                 -               35                 -                 70              0.5020
            1                 -               36                 -                 71              0.6663
            2                 -               37                 -                 72              0.8666
            3                 -               38                 -                 73              1.1163
            4                 -               39                 -                 74              1.4171

            5                 -               40                 -                 75              1.7732
            6                 -               41                 -                 76              2.1831
            7                 -               42                 -                 77              2.6479
            8                 -               43                 -                 78              3.1709
            9                 -               44                 -                 79              3.7616

            10                -               45                 -                 80              4.4380
            11                -               46                 -                 81              5.2163
            12                -               47                 -                 82              6.1130
            13                -               48                 -                 83              7.1314
            14                -               49                 -                 84              8.2628

            15                -               50                 -                 85              9.4909
            16                -               51                 -                 86             10.8022
            17                -               52                 -                 87             12.1851
            18                -               53                 -                 88             13.6300
            19                -               54                 -                 89             15.1452

            20                -               55                 -                 90             16.7381
            21                -               56                 -                 91             18.4406
            22                -               57                 -                 92             20.3084
            23                -               58                 -                 93             22.4784
            24                -               59                 -                 94             25.2634

            25                -               60                 -                 95             29.2770
            26                -               61                 -                 96             35.7275
            27                -               62                 -                 97             46.8583
            28                -               63                 -                 98             66.0868
            29                -               64                 -                 99             81.9135]

            30                -               65               0.0267
            31                -               66               0.0884
            32                -               67               0.1642
            33                -               68               0.2559
            34                -               69               0.3660


For the purposes of this table, Attained Age is based upon the age of the younger Insured.



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